Exhibit 99.1

Berger & Montague and Lerach Coughlin Announce

$336 Million Settlement in Currency Conversion Litigation

PHILADELPHIA, PA – July 25, 2006—A nationwide settlement agreement has been reached in a consolidated federal class action lawsuit about use of certain payment cards for foreign transactions, In re Foreign Currency Conversion Fee Antitrust Litigation (MDL 1409). The settlement agreement is subject to Court approval. The parties will submit the settlement agreement to the United States District Court for the Southern District of New York for preliminary approval.

The lawsuit concerns the prices that cardholders of Visa- and MasterCard-branded credit and debit/ATM cards, and Diners Club cards, have been charged to make transactions denominated in a foreign currency or with a foreign merchant. The plaintiffs claimed that the defendants violated federal and state antitrust laws, disclosure laws, and other legal requirements. The defendants deny any wrongdoing. The Court has not made any ruling on the merits of the case. Settlement was reached following years of litigation, after extensive negotiations, and with the assistance of a mediator.

Under the settlement, defendants will pay $336 million to create a settlement fund to pay monetary claims by eligible cardholders, the costs of administering the settlement and notice to cardholders, and any Court-approved fees and expenses to attorneys for the class and awards to the class representatives. The settlement also includes provisions relating to disclosures on billing statements and other documents. Implementation of the claims process will involve a third party administrator.

Defendants in the case include Visa, MasterCard, Bank of America, Bank One/First USA, Chase, Citibank, Diners Club, HSBC/Household, MBNA and Washington Mutual/Providian. Card accounts covered by the settlement include brands such as Visa, Interlink, Plus, MasterCard, Cirrus, and Maestro.

The settlement documents also include agreements to settle certain related lawsuits, including Schwartz v. Visa, No. 822404-4 (Alameda Cty., CA). If this settlement is approved, claims in those and other related lawsuits will be extinguished.

Details of the settlement agreement will be released after submission to the Court. If the Court gives preliminary approval to the settlement, additional information will be available by calling 1-800-945-9890, or by visiting www.ccfsettlement.com.

For further information, contact counsel for plaintiffs:

Merrill Davidoff

(215) 875-3000

Patrick Coughlin

(619) 231-1058